Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Amended and Restated Rights Agreement, dated as of August 1, 2008, and as amended as of October 31, 2011 (the “Rights Agreement”), by and between New Frontier Media, Inc., a Colorado corporation (the “Company”), and Corporate Stock Transfer, Inc., as rights agent (the “Rights Agent”), is entered into as of October 15, 2012. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger, dated as of October 15, 2012 (as amended, modified or supplemented, from time to time, the “Merger Agreement”), by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Company desires to amend the Rights Agreement pursuant to Section 27 of the Rights Agreement, immediately prior to entering into the Merger Agreement, to facilitate the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement; and

WHEREAS, pursuant to resolutions adopted at a duly convened special meeting of the Board held on October [•], 2012, the Board has determined that it is in the best interests of the Company and its shareholders, and consistent with the objectives of the Board in adopting the Rights Agreement, to amend the Rights Agreement in the manner set forth herein immediately prior to entering into the Merger Agreement to except from the operation of the Rights Agreement the Merger Agreement, the Offer, Merger and Top-Up Option (as such terms are defined in the Merger Agreement), and any and all other transactions contemplated by the Merger Agreement and to provide that the Rights Agreement shall expire immediately prior to the effective time of the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             New Definitions for Rights Agreement. Section 1 of the Rights Agreement is hereby amended by inserting each of the following definitions in its appropriate alphabetical order in Section 1:

“Effective Time” shall mean the time at which the Merger becomes effective pursuant to the terms and conditions of the Merger Agreement.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated as of October 15, 2012 (as such agreement may be amended from time to time).

“Merger Sub” means Flynt Broadcast, Inc., a Colorado corporation and wholly-owned subsidiary of Parent.

“Offer” shall have the meaning ascribed to such term in the Merger Agreement.

“Parent” means LFP Broadcasting, LLC, a Delaware limited liability company.

“Top-Up Option” shall have the meaning ascribed to such term in the Merger Agreement

2.             Amendment to Definition of Acquiring Person. Section l(a) is amended by adding the following at the end of said Section:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their respective Affiliates or Associates shall be or become an Acquiring Person, and the term “Acquiring Person” shall not include any of Parent, Merger Sub or any of their respective Affiliates or Associates, solely by reason of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Merger or Top-Up Option, or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

3.             Amendment to Definition of Stock Acquisition Date. Section 1(dd) is amended by adding the following at the end of said Section:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Merger or Top-Up Option or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

4.             Amendment to Definition of Distribution Date.  Section 3(a) is amended by adding the following at the end of said section:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Merger or Top-Up Option or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

7.           Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of Section 7(a):

“For the avoidance of doubt, this Rights Agreement shall expire immediately prior to the Effective Time of the Merger in accordance with the terms of the Merger Agreement.”

6.             Amendment to Definition of Section 11(a)(ii) Event. Section 11 (a)(ii) is amended by adding the following at the end of said Section:

“Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Merger or Top-Up Option or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

8.             Amendment to Section 11. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end of Section 11(a)(ii):

“Notwithstanding anything in this Agreement to the contrary, none of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Merger or Top-Up Option or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement shall cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii).”

9.             Amendment to Definition of Section 13 Event. Section 13(a) is amended by adding the following at the end of said Section:

“Notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Merger or Top-Up Option or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

10.          Amendment to Section 13. Section 13(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of Section 13(a):

“Notwithstanding anything in this Agreement to the contrary, none of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Merger or Top-Up Option or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement shall cause the Rights to be adjusted or become exercisable in accordance with this Section 13(a).”

11.          Compliance with Section 27 of Rights Agreement. By his execution hereof, the undersigned officer of the Company certifies on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

12.          Benefits. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

13.          Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.          Effectiveness and Effect of Amendment.

a.     Notwithstanding anything to the contrary set forth in Section 27 of the Rights Agreement, this Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Merger Agreement promptly thereafter.

b.     Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

c.     The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.

d.     Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement,” “thereunder,” “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

15.          Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within State of Colorado without regard to any conflicts of law principles thereof or of any other jurisdiction.

16.          Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

17.          Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth in the first paragraph hereof.

NEW FRONTIER MEDIA, INC.

By:	/s/ Marc D. Callipari
Name:	Marc D. Callipari
Title:	Chief Legal Officer

CORPORATE STOCK TRANSFER, INC.

By:	/s/ Carylyn Bell
Name:	Carylyn Bell
Title:	President